November 30, 2018

Dear Stockholder:

On November 29, 2018, the Federal Home Loan Bank of New York's ("FHLBNY") Board of Directors received a non-objection notice from the FHLBNY's regulator, the Federal Housing Finance Agency, regarding the Board's November 15, 2018 vote to elect Mr. Charles E. Kilbourne, III, Managing Director of the Financial Services Volunteer Corps, New York, New York, to serve as an Independent Director and a Public Interest Director effective as of January 1, 2019. Mr. Kilbourne is filling a vacancy arising from the departure of former Independent Director Edwin Reed; his term will run through and until December 31, 2020, the end date of the directorship that had been held by Mr. Reed.

Sincerely,

/s/

José R. González
President and Chief Executive Officer